EXHIBIT 10.1

AMENDMENT NO. 2 TO AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 2 TO AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 29, 2022 (the “Amendment”), between Pro-Dex, Inc., a Colorado corporation (the “Borrower”), and Minnesota Bank & Trust, a division of HTLF Bank, successor by merger to Minnesota Bank and Trust (the “Lender”).

RECITALS:

A.The Borrower and the Lender are parties to that certain Amended and Restated Credit Agreement dated as of November 6, 2020, as amended by that certain Amendment No. 1 to Amended and Restated Credit Agreement dated as of November 5, 2021 (as so amended, the “Original Agreement”).

B.The Borrower has requested that, among other things, the Lender (i) increase the maximum amount of its Revolving Credit Commitment to $7,000,000, and (ii) provide a supplemental line of credit in the maximum amount of up to $3,000,000 to the Borrower for the purpose of financing acquisitions and repurchasing outstanding shares of the Borrower’s common stock.

C.Subject to the terms and conditions of this Amendment, the Lender will agree to the foregoing request of the Borrower.

NOW, THEREFORE, the parties agree as follows:

1. Defined Terms. All capitalized terms used in this Amendment shall, except where the context otherwise requires, have the meanings set forth in the Original Agreement as amended hereby.

2. Amendment. The Original Agreement is hereby amended as follows:

(a) The definitions of the terms “Borrowing Base”, “Commitments”, “Loan”, “Loans”, “Maturity Date”, “Note(s)”, “Revolving Credit Commitment”, “Revolving Credit Termination Date”, “Senior Cash Flow Leverage Ratio”, “Senior Debt”, and “Total Usage” defined in Section 1.01 of the Original Agreement is hereby amended in its entirety to read as follows:

“‘Borrowing Base’ means, at any date of determination, the sum of: (a) 80% of Eligible Accounts; plus (b) 50% of Eligible Inventory; provided, however, that the Lender reserves the right, in its sole discretion, to adjust such borrowing base percentages and components based on its periodic evaluation of the Collateral. The amount of the Borrowing Base shall be determined periodically from the most recent Borrowing Base Certificate and supporting reports delivered to the Lender.

‘Commitment(s)’ means individually or collectively, as the case may be, the Revolving Credit Commitment and the Supplemental Revolving Credit Commitment.

‘Loan” means any Revolving Credit Loan, Supplemental Revolving Credit Loan or Term Loan, as the context may require, and “Loans” means any or all of the Revolving Credit Loans, Supplemental Revolving Credit Loans and the Term Loans, as the context may require.

‘Maturity Date’: The earlier of: (a) the date on which the Loans become due and payable under Section 8.02 upon the occurrence of an Event of Default; or (b) (i) the Revolving Credit Termination Date for the Revolving Credit Loans; (ii) the Supplemental Revolving Credit Termination Date for the Supplemental Revolving Credit Loans; or (ii) November 1, 2027 for Term Loan A; or (iii) November 1, 2027 for Term Loan B.

‘Note(s)’ means, individually or collectively, as the case may be, the Revolving Credit Note, the Supplemental Revolving Credit Note and the Term Notes.

‘Revolving Credit Commitment’ means the obligation of the Lender to make Revolving Credit Loans in an aggregate principal amount not to exceed the lesser of (a) $7,000,000, or (b) the amount, on any date of determination, by which the Borrowing Base exceeds the Total Usage, as the same may be changed from time to time pursuant to the terms hereof.

‘Revolving Credit Termination Date’ means the earliest to occur of (a) December 29, 2024, (b) the date the Revolving Credit Commitment is reduced to zero pursuant to Section 2.04, and (c) the termination of the Revolving Credit Commitment pursuant to Section 8.02.

‘Senior Cash Flow Leverage Ratio’ means, at any Measurement Date, the ratio of (a) the Senior Debt at such date; to (b) the sum of (i) EBITDA for the Measurement Period ending on such Measurement Date; plus (ii) $454,140.

‘Senior Debt’ means, at any date of determination, the sum, calculated on a consolidated basis for the Borrower and its Subsidiaries, of (a) the outstanding principal balance of indebtedness for borrowed money (including, without limitation the Loans but excluding the PDEX Loan) other than Subordinated Debt, and (b) Capitalized Lease Obligations.

‘Total Usage’ means, at any date of determination, the sum of (a) the aggregate outstanding principal balance of Revolving Credit Loans; plus (b) the Letter of Credit Obligations; plus (c) the outstanding principal balance of Revolving Credit Loans.”

2

(b) Section 1.01 of the Original Agreement is hereby further amended by inserting the following definitions of the following new terms in the appropriate alphabetical order:

“‘Acquisition’ means any transaction or series of transactions by which the Borrower acquires, either directly or through a Subsidiary or otherwise, (a) any or all of the stock or other securities of any class of any Person if, after giving effect to such transaction, such Person would be an Affiliate of the Borrower; or (b) a substantial portion of the assets or a division, or line of business of any Person.

‘Available Revolving Credit Commitment’ means, at any time, an amount equal to the difference between the Revolving Credit Commitment then in effect and the aggregate principal amount of Revolving Credit Loans outstanding at such time.

‘Available Supplemental Revolving Credit Commitment’ means, at any time, an amount equal to the difference between the Supplemental Revolving Credit Commitment then in effect and the aggregate principal amount of Supplemental Revolving Credit Loans outstanding at such time.

‘Commitment Fee Rate’ means 0.15% per annum.

‘Permitted Acquisition’ means, either: (a) any direct or indirect Acquisition by Borrower where: (i) the business or division acquired is for use, or the Person acquired is engaged, in the businesses engaged in by the Borrower on the Closing Date (or lateral or vertical extensions thereof), (ii) immediately before and after giving effect to such Acquisition, no Default or Event of Default shall exist; (iii) the Borrower’s board of directors has approved such Acquisition, (iv) reasonably prior to the consummation of such Acquisition, the Borrower shall have delivered to the Lender drafts of each material document, instrument and agreement to be executed in connection with such Acquisition that are finalized in all material respects together with all lien search reports and lien release letters and other documents as the Lender may require to evidence the termination of Liens on the assets or business to be acquired, (v) the provisions of 6.10 hereof have been satisfied; and (vi) consents have been obtained in favor of the Lender to the collateral assignment of rights and indemnities under the related acquisition documents; provided, that the Borrower shall be deemed to have complied with this subsection (vi) if it has not been able to obtain such consents through its commercially reasonable efforts to do so; and (vii) such acquisition or purchase is consummated on a non-hostile basis; or (b) any other Acquisition consented to in writing by the Lender.

3

‘Quarterly Payment Date’ means the last Business Day of each March, June, September and December and the Revolving Credit Termination Date.

‘Second Amendment’ means that certain Amendment No. 2 to Amended and Restated Credit Agreement dated as of December 29, 2022, amending this Agreement.

‘Second Amendment Effective Date’ means the ‘Effective Date’ of the Second Amendment, as such term is therein defined.

‘Supplemental Revolving Credit Commitment’  means the obligation of the Lender to make Supplemental Revolving Credit Loans in an aggregate principal amount not to exceed the lesser of (a) $3,000,000, or (b) the amount, on any date of determination, by which the Borrowing Base exceeds the Total Usage, as the same may be changed from time to time pursuant to the terms hereof..

‘Supplemental Revolving Credit Commitment Period’  means the period from and including the Closing Date to the Supplemental Revolving Credit Termination Date.

‘Supplemental Revolving Credit Conversion Option’ shall have the meaning provided in Section 2.02(c).

‘Supplemental Revolving Credit Loans’ means any Supplemental Revolving Credit Loan made by the Lender under Section 2.02A.

‘Supplemental Revolving Credit Note’ means the promissory note of the Borrower described in Section 2.05(a), in the form provided by Lender, as such promissory note may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such promissory note.

‘Supplemental Revolving Credit Termination Date’ means the earliest to occur of (a) December 29, 2024, (b) the date the Supplemental Revolving Credit Commitment is reduced to zero pursuant to Section 2.04, and (c) the termination of the Supplemental Revolving Credit Commitment pursuant to Section 8.02.”

4

(c) Section 2.02 of the Original Agreement is hereby amended in its entirety to read as follows:

“Section 2.02   Revolving Credit Commitment; Supplemental Revolving Credit Commitment.

(a)Revolving Credit Commitment.

Subject to the terms and conditions of this Agreement, the Lender agrees to make Revolving Credit Loans to the Borrower and to issue Letters of Credit for the account of the Borrower from time to time during the Revolving Credit Commitment Period but only to the extent that the sum of (i) the outstanding principal balance of Revolving Credit Loans plus (ii) Letter of Credit Obligations, does not exceed the lesser of (x) the amount of the Revolving Credit Commitment or (y) the amount by which the Borrowing Base exceeds Total Usage. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitment by borrowing, prepaying the Revolving Credit Loans in whole or in part, and re-borrowing, and requesting the issuance of Letters of Credit all in accordance with the terms and conditions hereof.

(b)Supplemental Revolving Credit Commitment.

Subject to the terms and conditions of this Agreement, the Lender agrees to make Supplemental Revolving Credit Loans to the Borrower from time to time during the Supplemental Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not exceeding the lesser of (i) the amount of the Supplemental Revolving Credit Commitment or (ii) the the amount by which the Borrowing Base exceeds Total Usage. During the Supplemental Revolving Credit Commitment Period the Borrower may use the Supplemental Revolving Credit Commitment by borrowing, prepaying the Supplemental Revolving Credit Loans in whole or in part, and re-borrowing, all in accordance with the terms and conditions hereof.

5

(c)Repayment of Revolving Credit Loans and Supplemental Revolving Credit Loans. The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date and all outstanding Supplemental Revolving Credit Loans on the Supplemental Revolving Credit Termination Date; provided, that the Borrower shall have the option to convert (the “Supplemental Revolving Credit Conversion Option”) the outstanding principal balance of Supplemental Revolving Credit Loans on the Supplemental Revolving Credit Termination Date to an amortizing term loan subject to satisfaction of all of the following conditions:

(i) The Borrower shall provide Lender with written notice of its exercise of the Supplemental Revolving Credit Conversion Option not less than five (5) Business Days or more than thirty (30) Business Days prior to the Supplemental Revolving Credit Termination Date;

(ii) No Default or Event of Default shall be outstanding on the Supplemental Revolving Credit Termination Date; and

(iii) The Borrower shall execute and deliver to Lender a term note in the amount of the outstanding principal balance of the Supplemental Revolving Credit Loans, in the form provided by Lender, and such other documentation as may be reasonably required by Lender.”

(d) Section 2.03 of the Original Agreement is hereby amended in its entirety to read as follows:

“Section 2.03   Procedures for Borrowing. The Borrower shall either (a) submit a draw request to the Lender in writing or telephonically; or (b) use the Lender’s electronic banking systems to request each proposed borrowing in accordance with the requirements of such systems as may be in effect from time to time. Each such notice shall be effective upon receipt by the Lender, shall be irrevocable, and shall specify the date and amount of borrowing requested. At the request of the Lender, a telephonic request must be confirmed in writing by the Borrower within three (3) Business Days after such request. So long as:

(a) all conditions precedent set forth in Article IV with respect to such borrowing have been satisfied,

6

(b) with respect to a request for a Revolving Credit Loan, the outstanding principal amount of Revolving Credit Loans at such time does not exceed the lesser of (i) the amount of the Revolving Credit Commitment or (ii) the amount by which the Borrowing Base exceeds Total Usage; in each case after giving effect to such requested Revolving Credit Loan; and

(c) with respect to a request for a Supplemental Revolving Credit Loan, the outstanding principal balance of Supplemental Revolving Credit Loans at such time does not exceed the lesser of (i) the amount of the Supplemental Revolving Credit Commitment or (ii) the amount by which the Borrowing Base exceeds Total Usage, in each case after giving effect to such requested Supplemental Revolving Credit Loan; provided, that, the Borrower’s right to request Supplemental Revolving Credit Loans to be used to refinance Revolving Credit Loans that were made to finance 10b5-1 common stock repurchases, shall be further limited to one time per fiscal quarter in an amount disclosed on the Pledged Account Statements delivered to Lender for the previous quarter;

the Lender shall provide immediately available funds to the Borrower in the amount of such requested borrowing on the requested borrowing date by depositing such funds into depository account number 9161005393, maintained by the Borrower with the Lender. Each borrowing shall be on a Business Day.”

(e) Section 2.04 of the Original Agreement is hereby amended in its entirety to read as follows:

“Section 2.04   Termination or Reduction of Revolving Credit Commitment; Termination or Reduction of Supplemental Revolving Credit Commitment.

(a)Upon not less than three Business Days’ notice to the Lender, the Borrower shall have the right to terminate the Revolving Credit Commitment or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitment; provided, that no such termination or reduction of Revolving Credit Commitment shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the aggregate principal amount then outstanding of all Revolving Credit Loans would exceed the Revolving Credit Commitment. Any such partial reduction shall be in an amount equal to $50,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitment then in effect.

7

(b)Upon not less than three Business Days’ notice to the Lender, the Borrower shall have the right to terminate the Supplemental Revolving Credit Commitment or, from time to time, to reduce the aggregate amount of the Supplemental Revolving Credit Commitment; provided, that no such termination or reduction of Supplemental Revolving Credit Commitment shall be permitted if, after giving effect thereto and to any prepayments of the Supplemental Revolving Credit Loans made on the effective date thereof, the aggregate principal amount then outstanding of all Supplemental Revolving Credit Loans would exceed the Supplemental Revolving Credit Commitment. Any such partial reduction shall be in an amount equal to $50,000, or a whole multiple thereof, and shall reduce permanently the Supplemental Revolving Credit Commitment then in effect.”

(f) Section 2.05 of the Original Agreement is hereby amended by redisgnating existing subsections (b), (c), (d) and (e) of such Section as subsections (c), (d), (e) and (f) and inserting a new subsection (b) immediately following subsection (a) of such Section to read as follows:

“(b)   Supplemental Revolving Note. The Supplemental Revolving Credit Loans made by the Lender shall be evidenced by a Supplemental Revolving Credit Note in the initial amount of the Supplemental Revolving Credit Commitment. The Supplemental Revolving Credit Loans and the Supplemental Revolving Credit Note shall mature and be payable at the Maturity Date of the Supplemental Revolving Credit Loans. The Lender shall enter in its records the amount of each of its Supplemental Revolving Credit Loans, the rate of interest borne on such Supplemental Revolving Credit Loans, and the payments of the Supplemental Revolving Credit Loans received by the Lender, and such records shall be conclusive evidence of the subject matter thereof, absent manifest error.”

(g) Section 2.06(i) of the Original Agreement is hereby amended in its entirety to read as follows:

“(i)   Revolving Credit Loans; Supplemental Revolving Credit Loans. The Borrower shall have the right, by giving notice to the Lender by not later than 3:00 p.m. (Minneapolis time) on the Business Day of such payment, to voluntarily prepay the Revolving Credit Loans and the Supplemental Revolving Credit Loans in whole or in part at any time without premium or penalty. Such notice may be (a) delivered to the Lender in writing or telephonically; or (b) made through the Lender’s electronic banking systems in accordance with the requirements of such systems as may be in effect from time to time. At the request of the Lender, a telephonic request made pursuant to this Section must be confirmed in writing by the Borrower within three (3) Business Days after such request.”

8

(h) Section 2.07(a) of the Original Agreement is hereby amended in its entirety to read as follows:

“(a)   Revolving Credit Loans; Supplemental Revolving Credit Loans. If, at any time,

(i)the Total Usage exceeds the Borrowing Base, then the Borrower, shall, upon demand, promptly repay Revolving Credit Loans and/or Supplemental Revolving Credit Loans in an aggregate amount that is equal to or greater than the amount of such excess together with interest on the amount prepaid; or

(ii)the sum of (A) the outstanding principal amount of Revolving Credit Loans; plus (B) Letter of Credit Obligations exceeds the Revolving Credit Commitment, then the Borrower shall, upon demand, shall prepay Revolving Loans in the amount of such excess together with interest on the amount prepaid and/or cash collateralize the Letter of Credit Obligations; or

(iii)the outstanding principal amount of Supplemental Revolving Credit Loans exceeds the Supplemental Revolving Credit Commitment, then the Borrower, upon demand, shall prepay the amount of such excess together with interest on the amount prepaid; or

(i) Section 2.09 of the Original Agreement is hereby amended by insertain a new Section 2.09© to read as follows:

“(c)   Supplemental Revolving Credit Loans. The Borrower agrees to pay interest on the outstanding principal amount of the Supplemental Revolving Credit Loans at the rates and at the times specified in the Supplemental Revolving Credit Note.

(j) Section 2.10 of the Original Agreement is hereby amended in its entirety to read as follows:

“Section 2.10   Commitment Fees. The Borrower agrees to pay the Lender:

(a)a commitment fee (the “Revolving Credit Commitment Fee”) for the period from and including the Second Amendment Effective Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment during the period for which payment is made. The Revolving Credit Commitment Fee shall be payable quarterly in arrears on each Quarterly Payment Date, commencing on the first of such dates to occur after the Second Amendment Effective Date; and

9

(b)a commitment fee (the “Supplemental Revolving Credit Commitment Fee”) for the period from and including the Second Amendment Effective Date to the last day of the Supplemental Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Supplemental Revolving Credit Commitment during the period for which payment is made. The Supplemental Revolving Credit Commitment Fee shall be payable quarterly in arrears on each Quarterly Payment Date, commencing on the first of such dates to occur after the Second Amendment Effective Date.

(k) Section 2.11(a) of the Original Agreement is hereby amended in its entirety to read as follows:

“(a)   Letter of Credit Commitment. Subject to the terms and conditions hereinafter set forth, the Lender agrees to issue stand-by letters of credit (the “Letters of Credit”) from time to time on terms reasonably acceptable to the Lender on any Business Day during the period from the date hereof and ending on the Revolving Credit Termination Date; provided, however, that the Lender shall not be required to issue any Letter of Credit if, after giving effect to such issuance: (i) the Total Usage would exceed the lesser of: (A) the Revolving Credit Commitment or (B) the sum of (1) the Borrowing Base, minus (2) the aggregate principal amount then outstanding of all Supplemental Revolving Credit Loans; or (ii) the Letter of Credit Obligations would exceed the Letter of Credit Commitment.”

(l) Section 6.02(c) of the Original Agreement is hereby amended in its entirety to read as follows:

“(c)   As soon as available, and in any event within thirty (30) days after the end of each month of each fiscal year, a borrowing base certificate (the “Borrowing Base Certificate”) in the form provided by the Lender showing the Borrowing Base as of the last Business Day of the previous month, accompanied by a detailed accounts receivable aging, a detailed inventory report, a detailed accounts payable aging and other supporting reports as may be required by the Lender and the Borrowing Base Certificate and such supporting reports shall be in a form acceptable to the Lender and certified as accurate by a Responsible Officer of the Borrower;”

(m) Section 6.09 of the Original Agreement is hereby amended in its entirety to read as follows:

“Section 6.09   Use of Proceeds. Use the proceeds of: (a) the Revolving Credit Loans to finance the Borrower’s working capital needs, including the purchase of inventory and equipment and for general corporate purposes of the Borrower, in each case to the extent not prohibited under any Requirement of Law or the Loan Documents, (b) the Supplemental Revolving Credit Loans to finance Permitted Acquisitions and the repurchase of the Borrower’s common stock from its shareholders; (c) Term Loan A to repurchase shares of the Borrower’s stock; and (d) Term Loan B to finance tenant improvements to the PDEX Building and equipment purchases.”

10

(n) Section 7.13 of the Original Agreement is hereby amended in its entirety to read as follows:

“Section 7.13   Financial Covenants. Permit, as of any Measurement Date:

(a)the Fixed Charge Coverage Ratio for the Measurement Period ending on such Measurement Date to be less than or equal to 1.25 to 1.00; or

(b)the Senior Cash Flow Leverage Ratio to be greater than 2.50 to 1.00 on any subsequent Measurement Date.”

3. Conditions to Effectiveness. This Amendment shall become effective on the date (the “Effective Date”) when, and only when, the Lender shall have received:

(a) this Amendment, duly executed by the Borrower;

(b) an Amended and Restated Revolving Credit Note (the “A&R Revolving Credit Note”), in the form provided by Lender, duly executed by Borrower;

(c) a Supplemental Revolving Credit Note (the “Supplemental Revolving Credit Note”), in the form provided by Lender, duly executed by Borrower;

(d) a non-refundable fee in the amount of $16,000, payable in immediately available funds;

(e) evidence that the Borrower is in good standing in the States of California and Colorado; and

(f) such other documents as the Lender may reasonably request.

4. Representations and Warranties.   To induce the Lender to enter into this Amendment, the Borrower represents and warrants to the Lender as follows:

(a) The execution, delivery and performance by the Borrower of this Amendment, the A&R Revolving Credit Note, the Supplemental Revolving Credit Note and any other Loan Document to which the Borrower is a party have been duly authorized by all necessary corporate action, do not require any approval or consent of, or any registration, qualification or filing with, any government agency or authority or any approval or consent of any other person (including, without limitation, any shareholder), do not and will not conflict with, result in any violation of or constitute any default under, any provision of the Borrower’s articles of incorporation or bylaws, any agreement binding on or applicable to the Borrower or any of its property, or any law or governmental regulation or court decree or order, binding upon or applicable to the Borrower or of any of its property and will not result in the creation or imposition of any security interest or other lien or encumbrance in or on any of its property pursuant to the provisions of any agreement applicable to the Borrower or any of its property;

11

(b) The representations and warranties contained in the Original Agreement are true and correct as of the date hereof as though made on that date except: (i) to the extent that such representations and warranties relate solely to an earlier date; and (ii) that the representations and warranties set forth in Section 5.04 of the Original Agreement to the audited annual financial statements and internally-prepared interim financial statements of the Borrower shall be deemed to be a reference to the audited financial statements and interim financial statements, as the case may be, of the Borrower most recently delivered to the Lender pursuant to Section 6.01(a) or 6.01(b) of the Original Agreement;

(c) No events have taken place and no circumstances exist at the date hereof which would give the Borrower the right to assert a defense, offset or counterclaim to any claim by the Lender for payment of the Obligations;

(d) The Original Agreement, as amended by this Amendment, the A&R Revolving Credit Note, the Supplemental Revolving Credit Note and each other Loan Document to which the Borrower is a party are the legal, valid and binding obligations of the Borrower and are enforceable in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws, rulings or decisions at the time in effect affecting the enforceability of rights of creditors generally and to general equitable principles which may limit the right to obtain equitable remedies; and

(e) Before and after giving effect to this Amendment, there does not exist any Default or Event of Default.

5. Release.   The Borrower hereby releases and forever discharges the Lender and its successors, assigns, directors, officers, agents, employees and participants from any and all actions, causes of action, suits, proceedings, debts, sums of money, covenants, contracts, controversies, claims and demands, at law or in equity, which the Borrower ever had or now has against the Lender or its successors, assigns, directors, officers, agents, employees or participants by virtue of the Lender’s relationship to the Borrower in connection with the Loan Documents and the transactions related thereto

6. Reference to and Effect on the Loan Documents.

(a) From and after the date of this Amendment, each reference in:

(i) the Original Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Original Agreement, and each reference to the “Credit Agreement”, the “Credit Agreement”, “thereunder”, “thereof”, “therein” or words of like import referring to the Original Agreement in any other Loan Document shall mean and be a reference to the Original Agreement as amended hereby; and except as specifically set forth above, the Original Agreement remains in full force and effect and is hereby ratified and confirmed; and

12

(ii) any Loan Document to the “Revolving Credit Note”, “thereunder”, “thereof”, “therein” or words of like import referring to the Revolving Credit Note shall mean and be a reference to the A&R Revolving Credit Note executed and delivered pursuant to this letter amendment.

(b) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lender under the Agreement or any other Loan Document, nor constitute a waiver of any provision of the Agreement or any such other Loan Document.

7. Costs, Expenses and Taxes.   The Borrower agrees to pay on demand all costs and expenses of the Lender in connection with the preparation, reproduction, execution and delivery of this Amendment and the other documents to be delivered hereunder or thereunder, including their reasonable attorneys’ fees and legal expenses. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery, filing or recording of this Amendment and the other instruments and documents to be delivered hereunder and agrees to save the Lender harmless from and against any and all liabilities with respect to, or resulting from, any delay in the Borrower’s paying or omission to pay, such taxes or fees.

8. Governing Law.   THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AMENDMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

9. Headings.   Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

10. Counterparts.   This Amendment may be executed in counterparts and by separate parties in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same document. Receipt by telecopy, pdf file or other electronic means of any executed signature page to this Amendment shall constitute effective delivery of such signature page.

11. Recitals.   The Recitals hereto are incorporated herein by reference and constitute a part of this Amendment.

[SIGNATURE PAGE FOLLOWS]

13

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above.

BORROWER:
PRO-DEX, INC.

	By:	/s/ Richard L. Van Kirk
	Name:	Richard L. Van Kirk
	Its:	Chief Executive Officer

LENDER:

Minnesota Bank & Trust, a division of HTLF Bank, successor by merger to Minnesota Bank and Trust

	By:	/s/ Dianne Wegscheid
	Name:	Dianne Wegscheid
	Title:	Senior Vice President

[signature page Amendment No. 2 to Amended and Restated Credit Agreement]